Exhibit 99.1

Contact:

Matt Weaver

Chief Marketing Officer

717-261-3665

matt.weaver@f-mtrust.com

For Immediate Release

April 23, 2026

F&M Trust Announces Chad Carroll
Promoted to President

CHAMBERSBURG, Pa. – F&M Trust is pleased to announce that Chad Carroll has been promoted to President, effective April 28, 2026. Carroll will now serve as President and Chief Operating Officer.

In his role as President and Chief Operating Officer, Carroll will work closely with Craig Best, Chief Executive Officer, in the overall leadership and administration of F&M Trust while continuing to oversee day-to-day operations. He will remain actively involved in executing the bank’s strategic plan, supporting continued growth, and serving the best interests of the bank’s shareholders, customers, employees, and communities. Additionally, Carroll will be appointed to the F&M Trust Board of Directors.

“Chad has demonstrated exceptional leadership, strategic vision, and a deep commitment to our customers, employees, and communities,” said Craig Best, Chief Executive Officer of F&M Trust. “Since joining F&M Trust, he has played an important role in advancing our strategic priorities and strengthening our organization. I am pleased to see him assume the role of President and look forward to continuing to work alongside him.”

Carroll joined F&M Trust in 2023 as Executive Vice President and Chief Operating Officer. He was promoted to Senior Executive Vice President in January 2026. In this role, Carroll has been responsible for overseeing the bank’s day-to-day operations and supporting the bank’s continued market expansion and asset growth. He is based out of the bank’s corporate headquarters in Chambersburg.

“Chad Carroll has been a key contributor to the success and milestones that are being achieved at the bank,” said G. Warren Elliott, Chairman of the Board of Directors for Franklin Financial Services Corporation and F&M Trust. “I am excited about the opportunity to work with him as our next president.”

About F&M Trust: A subsidiary of Franklin Financial Services Corp., F&M Trust is an independent community bank headquarters in Chambersburg. With $2.2 billion in assets, F&M Trust has 23 community-banking locations in Franklin, Cumberland, Dauphin, Fulton, and Huntingdon Counties in Pennsylvania, and in Washington County, Maryland. Please visit fmtrust.bank for more information.